EXHIBIT 99.1

Incyte Reports Second Quarter 2003 Financial Results

Progress in Drug Discovery, Information Product Development

PALO ALTO, CA, July 30, 2003 – Incyte Corporation (Nasdaq: INCY) today announced its second quarter financial results and reported on the following corporate initiatives:

•	Identification of novel small molecule CCR2 receptor antagonists suitable for preclinical development

•	Consolidation of drug discovery activities in Wilmington, Delaware

•	Development of a new biocuration product to consolidate the company’s three leading information products: LifeSeq® Foundation, ZooSeq® and BioKnowledge® Library

“The second quarter has been productive and reflects our commitment to building our product pipeline, reducing expenses and improving the value of our information products,” stated Paul A. Friedman, M.D., Incyte’s CEO. Dr. Friedman added, “We have recently selected several proprietary compounds from our CCR2 receptor antagonist program for further preclinical testing with the goal of taking one of these compounds into human trials next year. This is a very exciting new class of orally active small molecule compounds that we believe may be of great value in treating a variety of inflammatory diseases.”

Novel CCR2 Receptor Antagonist Compounds Selected For Development

The company’s most advanced drug discovery program is focused on small molecule, orally active antagonists of the chemokine receptor CCR2. CCR2 is part of a large family of chemokines which are proteins secreted at sites of injury or inflammation that attract and activate white blood cells such as macrophages. Macrophages are immune cells that are known to play a key role in the normal inflammatory response. In the case of certain chronic, immune-mediated inflammatory diseases such as rheumatoid arthritis, inflammatory bowel disease and multiple sclerosis, excessive macrophage activity can occur and cause severe damage to the surrounding tissues. Data from mice, in which the gene needed for expression of CCR2 has been removed (the CCR2 knock-out mouse), and from many preclinical animal models suggest that blocking CCR2 has the potential to reduce and, in certain settings, prevent inflammation. As CCR2 receptor antagonists appear to block inflammation in a different manner than do existing anti-inflammatory drugs, and as there remains a continued need for more effective therapies, we believe these new compounds may have significant value as treatments of chronic inflammatory diseases and possibly atherosclerosis.

The CCR2 program has been underway for approximately twelve months. Incyte’s strengths in medicinal chemistry, pharmacology and drug metabolism have allowed the drug discovery team to overcome the key hurdles often associated with drug discovery, such as selectivity and oral bioavailability, and to identify a number of selective, orally active proprietary compounds. Several lead compounds are undergoing additional preclinical testing, including preclinical safety testing, with the goal of advancing one compound into clinical development in the first half of next year.

Dr. Friedman stated, “We believe that we are the first to obtain in vivo data, in both a rodent and a primate model, demonstrating that orally active CCR2 antagonists can block inflammation. We also believe we are one of the leaders in the development of this new class of orally-available anti-inflammatory drugs, and look forward to moving a lead compound into the clinic next year.”

Drug Discovery Activities Consolidated

During the second quarter, the company consolidated its drug discovery activities exclusively in Delaware. This was accomplished by closing the San Diego facility and discontinuing target validation work in Palo Alto. Headcount was thus reduced by 52 employees, which represented an annual expenditure of $10 million.

Incyte now has approximately 130 scientists, equally divided between chemists and biologists, all of whom will be located at its new location in Wilmington, Delaware. The company does not plan to grow this group significantly during the next 12 to 18 months.

Information Products Improved, Next-Generation Product Planned

Lee Bendekgey, executive vice president and general manager of information products, stated, “As a leading provider of genomic and proteomic information, we are continuing to improve our products to meet the current and anticipated needs of our customers. Today, the challenge is to deliver a product that allows users to make sense of the explosion of genomic information so that they can stay abreast of rapid scientific developments and prioritize most effectively among candidate targets. Incyte is in the process of developing a next-generation biocurated product to meet this need.”

The new biocuration product will synthesize and organize all public data and literature available, as well as Incyte’s proprietary content, and is intended to provide researchers with the most comprehensive genomic and proteomic reference for biological and pharmaceutical research.

Mr. Bendekgey added, “We will no longer need to generate additional sequence data to support this new biocuration model. Our plan is for the information products operation to become smaller, more efficient and profitable in 2004. In terms of revenue guidance for 2003, we believe we can deliver revenues of $50 to 60 million.”

Second Quarter Financial Results

Revenues: Revenues for the quarter ended June 30, 2003 were $11.0 million compared to revenues of $29.1 million for the same period in 2002. The decrease in revenues reflects continued softening in the overall market for basic drug discovery research products and alliances.

Expenses: Operating expenses for the second quarter of 2003 were $37.9 million compared to $51.8 million for the same period in 2002. The decrease in expenses is a result of restructuring programs that were implemented in 2002 and continued efforts to improve operational efficiencies.

Net Loss: The total net loss for the second quarter ended June 30, 2003 was $26.9 million, or $0.37 per share, compared to $17.5 million, or $0.26 per share, for the same period in 2002. The increase in net loss is primarily a result of the decrease in revenues, which was partially offset by the reduction in expenses.

Cash Position: As of June 30, 2003, cash and short-term investments totaled $360.6 million compared to $376.2 million as of March 31, 2003. Cash consumption for the second quarter was $15.6 million.

Conference Call and Webcast for First Quarter 2003 Results

Incyte will host a conference call on Wednesday, July 30, 2003 at 4:30 p.m. ET to discuss second quarter results. The domestic dial in number is 800-316-4678 and the international dial in number is 706-643-3414. The conference ID # is 1737749. If you are unable to participate, a replay of the conference call will be available through August 10, 2003 (12:00 midnight ET). The replay dial in number for the U.S. is 800-642-1687 and dial-in number for International callers is 706-645-9291. The conference ID is 1737749.

The conference call will also be webcast live at: www.incyte.com/webcasts.

About Incyte

Incyte is a drug discovery company that is using its expertise in genomics, medicinal chemistry and molecular, cellular and in vivo biology to discover and develop novel therapeutics. The company has three internal drug discovery programs underway focused primarily on the identification of new small molecule drugs for cancer and inflammation.

Incyte believes it has the largest compilation of information regarding full-length human genes and the proteins they encode and also the largest commercial portfolio of issued U.S. patents covering such genes and proteins. This information and intellectual property has become increasingly valuable for the identification of new research targets and to the discovery and development of new drugs and diagnostics. Incyte uses, licenses and sells this information and intellectual property to many of the world’s leading pharmaceutical and biotechnology companies and academic research centers to help them create novel, more effective therapies and diagnostics.

Incyte is headquartered in Palo Alto, California and also has facilities in Wilmington, Delaware, Beverly, Massachusetts, Cambridge, UK and Tokyo, Japan.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to Incyte’s current plans to initiate human testing of at least one Incyte proprietary compound in the first half of 2004, the potential value of compounds from Incyte’s CCR2 receptor antagonist program for treating inflammatory diseases and atherosclerosis, Incyte’s lead position in obtaining demonstrable in vivo data and advancing a new class of anti-inflammatory drugs, the anticipated headcount of Incyte’s research and development group over the next twelve to eighteen months, future plans for, and future profitability of, Incyte’s information products, and guidance for 2003 on expected revenues, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the results of further research, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements, the effectiveness and extent of utilization of databases in biological and pharmaceutical research and development, the ability to implement technological improvements, the ability to introduce new products and product enhancements in a timely manner, Incyte’s ability to obtain and retain customers, changes in Incyte’s business plan, economic factors that may further impact the research budgets and spending of Incyte’s current and potential customers for its information products, Incyte’s ability to obtain patent protection for its discoveries and to continue to be effective in expanding its patent coverage, and other risks detailed from time to time in Incyte’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Incyte disclaims any intent or obligation to update these forward-looking statements.

Incyte Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues	$11,036	$29,059	23,545	58,073

Operating expenses:
Research and development	29,870	37,717	60,056	71,460
Selling, general and administrative	7,694	12,748	15,071	26,916
Purchased in-process research and development	—	—	28,116	—
Other expenses	290	1,371	1,393	1,371

Total operating expenses	37,854	51,836	104,636	99,747

Loss from operations	(26,818)	(22,777)	(81,091)	(41,674)

Interest and other income (expense), net	2,490	6,601	3,723	14,758
Interest expense	(2,439)	(2,389)	(4,878)	(4,927)
Gain on repurchase of convertible subordinated notes	—	1,937	—	1,937
Gain/(loss) on certain derivative financial instruments	108	(613)	63	(473)
Provision for income taxes	(241)	(300)	(501)	(603)

Net loss	$(26,900)	$(17,541)	$(82,684)	$(30,982)

Basic and diluted net loss per share	$(0.37)	$(0.26)	$(1.17)	$(0.46)

Shares used in computing basic and diluted net loss per share	71,895	67,440	70,441	67,154

Incyte Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$22,015	$22,928
Marketable securities—available-for-sale	338,624	406,090
Accounts receivable, net	7,515	8,485
Prepaid expenses and other current assets	10,399	21,268

Total current assets	378,553	458,771

Property and equipment, net	32,021	31,787
Long-term investments	31,358	35,515
Intangible and other assets, net	28,543	26,066

Total assets	$470,475	$552,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,416	$9,073
Accrued compensation	11,156	14,319
Accrued and other current liabilities	8,675	11,043
Deferred revenue	15,071	11,662
Accrued acquisition and restructuring charges	20,978	31,596

Total current liabilities	61,296	77,693

Convertible subordinated notes	171,823	172,036

Total liabilities	233,119	249,729

Total stockholders’ equity	237,356	302,410

Total liabilities and stockholders’ equity	$470,475	$552,139